Exhibit 10.6

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (“Agreement”), dated as of April 20, 2007, is entered into between VETINSURANCE LTD., an Alberta corporation, having its principal place of business at 200-889 Harbourside Drive, North Vancouver, BC V7P 3S1 (“Employer”), and DARRYL RAWLINGS, an individual residing at                                      (“Executive”).

WITNESSETH

WHEREAS, Employer and Executive entered into that certain Employment Agreement dated as of June 30, 2006 (the “Prior Agreement”) providing for the employment of Executive by Employer as its Chief Executive Officer; and

WHEREAS, Employer and Employee desire to amend and restate the Prior Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT, POSITION DUTIES AND RESPONSIBILITIES

1.01 Employment. Employer agrees to, and does hereby, continue to employ Executive, and Executive agrees to, and does hereby accept such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Executive represents and warrants to Employer that (A) Executive has the legal capacity to execute and perform this Agreement, (B) this Agreement is a valid and binding agreement enforceable against Executive according to its terms, and (C) the execution and performance of this Agreement by Executive does not violate the terms of any existing agreement or understanding to which Executive is a party or by which Executive otherwise may be bound.

1.02 Position, Duties and Authority. During the Term (as defined below), Executive shall serve as Chief Executive Officer of Employer and in such other executive-level position or capacity as Employer shall request (including, without limitation, serving, if elected, as the Chief Executive Officer of any one or more of Employer’s affiliates and subsidiaries) and shall have such responsibilities, duties and authority as may, from time to time, be assigned by Employer’s Board of Directors (the “Board”). During the Term, Executive shall serve Employer faithfully and to the best of Executive’s ability, and shall devote substantially all of Executive’s business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its subsidiaries and affiliates) and the promotion of its interests. Notwithstanding the foregoing, Executive may engage in (i) charitable, educational, religious, civic and similar types of activities and (ii) other business ventures not in competition with Employer or its affiliates or subsidiaries to the extent that any such activities set forth in (i) or (ii) do not inhibit or prohibit the performance of Executive’s duties hereunder or inhibit or conflict with the business of

Employer, its subsidiaries and affiliates. Executive’s principal base of operation for the performance of his duties under this Agreement shall be in British Columbia; provided, however, Executive shall perform such duties and responsibilities at such other places as shall from time to time be reasonably necessary to fulfill Executive’s obligations under this Agreement in the discretion of Employer.

ARTICLE II

TERM

2.01 Term of Employment. Subject to earlier termination pursuant to Article IV hereof, Executive’s employment with Employer shall continue until June 30, 2011 (the “Term”); provided, however, that unless either party hereto gives written notice to the other at least 90 days prior to the expiration of the then-current Term that such party elects not to renew this Agreement, the then-current Term shall be automatically extended for additional one-year periods. The election of Employer not to extend the then-current Term as provided in this Section 2.01 shall not be deemed to be a termination by Employer under Sections 4.01(B) below and in such event Executive shall only be entitled to receive (i) payment of Base Salary and any bonus to which Executive otherwise would be entitled pursuant to Section 3.01(B), (ii) reimbursement for any expenses incurred by Executive, pursuant to Section 3.02 herein, and (iii) payment and/or provision of any amounts or benefits that are vested amounts or vested benefits or that Executive otherwise is entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance), all (in the case of (i), (ii) and (iii)) up to the end of the then-current Term.

ARTICLE III

COMPENSATION AND BENEFITS; EXPENSES

3.01 Compensation and Benefits. For all services rendered by Executive in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows (subject, in each case, to the provisions of Article IV below):

(A) Base Salary. During the Term, Employer shall pay to Executive a base salary at the rate of US$200,000 on an annualized basis (“Base Salary”). Executive’s Base Salary shall be subject to periodic review (which is expected to occur annually) and such periodic adjustments as the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall deem appropriate in its discretion. The term “Base Salary” as used in this Agreement shall refer to Base Salary as it may be adjusted from time to time. Base Salary shall be payable in accordance with the customary payroll practices of Employer in place from time to time.

(B) Bonus. During the Term, and effective with calendar year 2007, Executive shall be eligible for an annual bonus equal to 60% of Base Salary, provided that Executive has performed at a level of performance satisfactory to the Board or the Compensation Committee, each acting in its sole discretion (the “Discretionary Bonus”). The Bonus, if any, shall be payable within sixty days after the last day of each calendar year. To be eligible to receive any Bonus, Executive must be employed by Employer at the time any such Bonus is to be paid.

(C) Stock Options. Subject to Board approval and adoption of an equity incentive plan (the “Plan”), Employer shall grant to Employee incentive stock options (the “Options”) to purchase 81,564 shares (which option shares, upon the second closing contemplated in the stock purchase agreement to be entered into on the date hereof by and among Employer and certain other investors, will represent approximately 6% of the outstanding equity of Employer on a fully diluted basis) of Employer’s common stock at an exercise price equal to US$9.00 per share (provided that the Board determines that such exercise price per share is equal to the fair market value of one share of Employer’s common stock on the effective date of grant), which Options shall be subject to vesting. The Options shall vest and become exercisable over a four (4) year term as follows, provided Employee remains continuously employed by Employer: one forty-eighth (1/48) of the Options issued in connection with such grant shall vest on the last day of each calendar month beginning with the calendar month in which such grant occurred until all such Options associated with such grant shall have vested. Unvested Options, or any unvested shares of common stock acquired upon exercise of any options (the “Option Shares”), shall be subject to repurchase by Employer at Employee’s cost upon the termination of the Employment for any reason. The mechanics of such repurchase shall be provided in the Plan and in the option agreement (the “Option Agreement”) entered into by Employer and Employee with respect to the Options. The Options and the Option Shares will be subject to the terms and conditions of the Plan and the Option Agreement, which Employee will be required to sign as a condition of receiving the Options.

(D) Benefits. During the Term, Executive shall be entitled to participate in all Employer’s employee benefit plans and programs (excluding severance plans, if any) as Employer generally maintains from time to time during the Term for the benefit of its executive level employees, in each case subject to the eligibility requirements, enrollment criteria and the other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and/or alter employee contribution amounts to benefit costs without notice in its discretion.

3.02 Expenses. Executive shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Executive during the Term in connection with the performance of Executive’s duties and obligations under this Agreement, according to Employer’s expense account and reimbursement policies in place from time to time and provided that Executive shall submit reasonable documentation with respect to such expenses.

ARTICLE IV

TERMINATION

4.01 Events of Termination. This Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A) Termination by Employer for Cause. Employer may, at its option, terminate this Agreement and Executive’s employment hereunder for Cause (as defined herein) immediately upon giving notice of termination to Executive. For purposes hereof, “Cause” shall mean Executive’s (i) conviction of an offence that is related to the employment of Executive, (ii) commission of a fraudulent, illegal or dishonest act in respect of Employer or any of its affiliates or subsidiaries, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious in the reasonable discretion of Employer to the business, operations or reputation of Employer or any of its affiliates or subsidiaries (monetarily or otherwise), (iv) violation of Employer’s policies or procedures in effect from time to time; provided, however, to the extent that such violation is subject to cure, Executive shall have an opportunity to cure such violation within ten (10) days following written notice of such violation from Employer, (v) after a written warning and a ten (10) day opportunity to cure non-performance, failure to perform Executive’s duties as assigned to Executive from time to time, or (vi) other material breach of this Agreement (including, without limitation, any breach or threatened breach of Executive’s obligations under Article V hereof).

(B) Without Cause by Employer. Employer may, at its option, at any time terminate Executive’s employment for no reason or for any reason whatsoever (other than for Cause or as a result of Executive’s death or Disability) by providing Executive with the minimum statutory notice (or pay in lieu thereof) pursuant to the applicable employment legislation.

(C) Termination By Executive. Executive may terminate this Agreement and Executive’s employment hereunder for any reason or no reason by giving thirty (30) days prior written notice of termination to Employer; provided, however, that Employer reserves the right to accept Executive’s notice of termination and to accelerate such notice and make Executive’s termination effective immediately, or on any other date prior to Executive’s intended last day of work as Employer deems appropriate.

(D) Death. In the event of Executive’s death, this Agreement and Executive’s employment hereunder shall automatically terminate on the date of death.

(E) Disability. To the extent permitted by law, in the event of Executive’s physical or mental disability that prevents Executive from performing Executive’s duties under this Agreement for a period of at least 180 consecutive days in any 12-month period or 270 non-consecutive days in any 12-month period, Employer may terminate this Agreement and Executive’s employment hereunder upon written notice to Executive.

(F) Mutual Agreement. Executive’s employment hereunder may be terminated at any time by the mutual agreement of Employer and Executive.

(G) Expiration of Term. Executive’s employment hereunder shall automatically terminate upon the expiration of the Term.

4.02	Employer’s Obligations Upon Termination.

(A) Termination by Employer for Cause; Termination by Executive; Death; Disability; Mutual Agreement; Expiration of Term. In the event of a termination of this Agreement and Executive’s employment hereunder pursuant to Sections 4.01(A), 4.01(C) 4.01(D), 4.01(E), 4.01(F), or 4.01(G) above, then this Agreement and Executive’s employment with Employer shall terminate and Employer’s sole obligation under this Agreement or otherwise shall be to (i) pay to Executive or his estate, as applicable, any Base Salary earned, but not yet paid, prior to the effective date of such termination, (ii) reimburse Executive or his estate, as applicable, for any expenses incurred by Executive through the effective date of such termination in accordance with Section 3.02 above, and (iii) pay and/or provide any amounts or benefits that are vested amounts or vested benefits or that Executive or his estate, as applicable, otherwise is entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the date of termination, in accordance with such plan, program, policy, or practice (clauses (i), (ii) and (iii) of this sentence are collectively referred to herein as the “Accrued Obligations”). Notwithstanding the foregoing, in the event that Employer terminates Executive’s employment hereunder for Cause pursuant to Section 4.01(A) hereof and Executive disputes that Employer has Cause and Executive ultimately prevails, then, in addition to the Accrued Obligations and any other awards made to Executive with respect to his successful challenge, Employer also shall pay Executive’s reasonable legal fees and expenses directly relating to the dispute.

(B) Without Cause. If, during the Term, Employer shall terminate this Agreement and Executive’s employment hereunder without Cause pursuant to Section 4.01(B) above, then Executive’s employment with Employer shall terminate and Employer’s sole obligation to Executive under this Agreement or otherwise shall be to (i) provide to Executive (a) payment of Base Salary earned but not yet paid and any bonus to which Executive otherwise would be entitled pursuant to Section 3.01(B), (b) reimbursement for any expenses incurred by Executive pursuant to Section 3.02 herein and (c) payment and/or provision of any amounts or benefits that are vested amounts or vested benefits or that Executive otherwise is entitled to receive under any plan, program, policy or practice, (with the exception of those, if any, relating to severance), all through to the end of Executive’s last day of work; (ii) provide the notice or pay in lieu thereof in accordance with Section 4.01(B); and (iii) subject to Executive’s execution, delivery and non-revocation of a general release in a form satisfactory to Employer (the “Release”) (which Release, among other things, will include a general release of Employer, its affiliates and subsidiaries, and its and their respective officers, directors, managers, members, shareholders, partners, employees and agents from all liability and other terms deemed necessary by Employer for its protection), continue to pay Executive’s Base Salary (at the rate in effect on the date of termination) for a period equal to the lesser of (i) six months, or (ii) through the end of the then-current Term (the “Severance Period”), both inclusive of the notice or pay in lieu thereof provided to Executive pursuant to Section 4.01(B).

ARTICLE V

Confidentiality, Assignment of Inventions, Non-Competition,

Non-Solicitation and Other Covenants

5.01 Confidentiality. While working or performing services for Employer, its affiliates, its subsidiaries or otherwise, Executive may have previously developed or acquired, or in the future may develop or acquire, knowledge in Executive’s work or from directors, officers, employees, agents or consultants of Employer, its affiliates, its subsidiaries or otherwise of Confidential Information (as hereinafter defined) relating to Employer, its business, potential business or that of its affiliates and subsidiaries and its and their respective clients and customers. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information that has become generally available as a result of Executive’s direct or indirect act or omission.

With respect to Confidential Information of Employer, its affiliates and subsidiaries and its and their respective clients and customers:

(A) Executive will use Confidential Information only in the performance of Executive’s duties for Employer. Executive will not use Confidential Information at any time (during or after Executive’s employment with Employer) for Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of Employer, its affiliates and subsidiaries and its and their respective clients and customers;

(B) Executive will not disclose Confidential Information at any time (during or after Executive’s employment with Employer) except to authorized Employer personnel, unless Employer consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Executive’s direct or indirect act or omission);

(C) Executive will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of Employer in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes;

(D) Executive will execute and abide by all confidentiality agreements that Employer reasonably requests Executive to sign or abide by, whether those agreements are for the benefit of Employer, an affiliate or subsidiary, or an actual or a potential customer or client thereof; and

(E) Executive will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of Employer, its affiliates and subsidiaries and its and their respective clients and customers, to Employer when Executive’s employment relationship with Employer terminates or otherwise on demand and, at that time, Executive will certify to Employer in writing that Executive has complied with this Agreement. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of Employer, its affiliates and subsidiaries and its and their respective clients and customers. Employer acknowledges and agrees that Executive may retain his personal journals notwithstanding the fact that he may record business as well as personal matters therein.

5.02 Assignment of Developments. Executive will disclose promptly and fully to Employer and to no one else: (A) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Executive (“Developments”), solely or jointly with others, during the course of Executive’s employment with Employer that (i) are related to the business of Employer or any of its affiliates or subsidiaries or any of the products or services being researched, developed, distributed, manufactured or sold by Employer or any of its affiliates and subsidiaries or which may be used in relation therewith or (ii) result from tasks assigned to Executive by Employer or any of its affiliates or subsidiaries; (B) any Development that is related to the business of Employer or any of its affiliates or subsidiaries and in which Executive had an assignable interest at the time of Executive’s first employment by Employer; and (C) any Development made using the time, materials or facilities of Employer or any of its affiliates or subsidiaries, even if such Development does not relate to the business of the Employer or any of its affiliates or subsidiaries. The determination as to whether a Development is related to the business of Employer or any of its affiliates or subsidiaries shall be made solely by an authorized representative of Employer. Any Development relating to the business of the Employer or any of its affiliates or subsidiaries and disclosed to Employer within one year following the termination of Executive’s employment with Employer shall be deemed to fall within the provisions of this Section 5.02. The “business of Employer or any of its affiliates or subsidiaries” as used in this Section 5.02 includes the actual business currently conducted by Employer or any of its affiliates or subsidiaries, as well as any business in which Employer or any of its affiliates or subsidiaries proposes to engage at any time during the period of Executive’s employment. Executive agrees that all such Developments listed above and the benefits thereof are and shall immediately become the sole and absolute property of Employer from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Executive shall have no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in Employer, Executive hereby irrevocably assigns to Employer all of Executive’s right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that Executive may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of Employer. Executive also hereby assigns to Employer, or waives if not assignable, all of Executive’s “moral rights” in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of Employer.

Executive agrees to assist Employer without charge for so long as Executive is an executive of Employer and for as long thereafter as may be necessary (but at Employer’s expense including reasonable compensation to Executive if Executive is no longer an executive of Employer): (1) to apply, obtain, register and renew for, and vest in, Employer’s benefit alone (unless

Employer otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that Employer is unable to secure Executive’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Executive.

5.03 Obligations to Other Persons. Executive is not a party to or otherwise bound by any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity that would prohibit, limit or conflict with the performance of Executive’s duties to Employer or any of its affiliates or subsidiaries. Executive shall not disclose to Employer or any of its affiliates or subsidiaries or induce Employer or any of its affiliates or subsidiaries to use any secret or confidential information or material belonging to others, including, without limitation, Executive’s former employers, if any.

5.04 Covenant Against Competition and Solicitation.

(A) Executive acknowledges and understands that, in view of the position that Executive holds or will hold as an employee of Employer, Executive’s relationship with Employer will afford Executive extensive access to Confidential Information of Employer and its affiliates and subsidiaries. Executive therefore agrees that during the course of Executive’s employment with Employer and for a period of twelve (12) months after termination of Executive’s employment with Employer (for any reason or no reason) (collectively, “Restricted Period”), Executive shall not: (i) anywhere within the United States of America, Canada or any other country in which Employer or any of its affiliates or subsidiaries then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or employee, engage in any business or other commercial activity that is engaged in or is seeking to engage in a “competitive business”. As used in this Agreement, the term “competitive business” shall mean (i) the business of pet health insurance, or (ii) or any other business competitive with the type of business conducted by (or actively being contemplated by) Employer or any of its affiliates or subsidiaries on the date of termination. Notwithstanding the foregoing, in the event that Executive’s employment is terminated by Employer without Cause pursuant to Section 4.01(B) above, then, for purposes of this Section 5.04(A) only, the Restricted Period shall end on the later of (i) the last day of Executive’s employment or (ii) the last day for which Executive receives payment from Employer pursuant to Section 4.02(B).

(B) Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (a) any of the customers or clients of Employer or any of its affiliates or subsidiaries, (b) any prospective customers or clients of Employer or any of its affiliates or subsidiaries being solicited at the time of Executive’s termination, or (c) any individual or entity who or which was within the twelve (12) month period preceding the termination of Executive’s employment with Employer, a customer or client of Employer or any of its affiliates or subsidiaries, for the purpose of inducing such customer or client or potential customer or client to be connected to or benefit from any competitive business or to terminate its or their business relationship with Employer or any of its affiliates or subsidiaries; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then (or was at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of Employer or any affiliates or subsidiary to leave the employment of Employer or its affiliate or subsidiary or cease performing services for Employer or its affiliate or subsidiary; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of Employer or any of its affiliates or subsidiaries; or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to modify or terminate its relationship with Employer or any of its affiliates or subsidiaries or otherwise interfere with such relationship.

5.05 Non-Disparagement. Executive will not at any time (during or after Executive’s employment with Employer) disparage the reputation of Employer, its affiliates and subsidiaries, its and their respective clients and customers and its or their respective officers, directors, agents or Executives.

5.06 Cooperation. Executive agrees to cooperate both during and after Executive’s employment with Employer, at Employer’s sole cost and expense, with any investigation by the Employer involving Employer or any of its affiliates or subsidiaries or any employee or agent of Employer or any of its affiliates or subsidiaries.

5.07 Reasonable Restrictions/Damages Inadequate Remedy. Executive acknowledges that the restrictions contained in this Article V are reasonable and necessary to protect the legitimate business interests of Employer and its affiliates and subsidiaries and that any breach by Executive of any provision contained in this Article V will result in immediate irreparable injury to Employer and/or its affiliates and subsidiaries for which a remedy at law would be inadequate. Executive further acknowledges that the restrictions contained in this Article V will not prevent Executive from earning a livelihood during the applicable period of restriction. Accordingly, Executive acknowledges that, in the event of a breach or threatened breach by Executive of any provisions of this Article V, Employer and/or its affiliates and subsidiaries shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief (without being obligated to post security or other collateral) and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which Employer, its affiliates and/or its subsidiaries may be entitled at law or in equity. In addition (and not instead of those rights), Executive further covenants that Executive shall be responsible for payment of the legal and experts’ fees and expenses of Employer’s and its affiliates’ and subsidiaries’ attorneys and experts, as well as their respective court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of Executive’s violation or threatened violation of any of the provisions of this Article V.

ARTICLE VI.

MISCELLANEOUS

6.01 Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Employer, its affiliates and subsidiaries and its and their respective successors and assigns and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors and assigns. Executive may not assign Executive’s duties under this Agreement, without the prior written consent of Employer.

6.02 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (A) on the date delivered if personally delivered, (B) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (C) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (D) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Employer or Executive, as the case may be, at the respective addresses indicated in the caption of this Agreement or such other address as either party may in the future specify in writing to the other. In addition, a copy (which shall not itself constitute notice) of any notice sent to Employer hereunder shall be sent to: Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, Tel. 973.597.2568, Fax: 973.597.2569, Attention: Edward M. Zimmerman, Esq.

6.03 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Executive’s employment during the Term and any extensions thereof and activities following termination of this Agreement and supersedes any and all prior agreements (including the Prior Agreement) and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement. This Agreement may not be changed or modified except by an instrument in writing, signed by both an authorized executive officer of Employer (other than Executive) and Executive.

6.04 Severability. In case any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

6.05 No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.06 Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.07 Governing Law; Jurisdiction Any and all actions or controversies arising directly or indirectly out of this Agreement or Executive’s employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the Province of British Columbia, without regard to the choice of law principles thereof. Any and all actions arising out of this Agreement or Executive’s employment by Employer or termination therefrom shall be brought and heard in the Supreme Court of British Columbia and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of this court. Employer and Executive hereby agree to waive their respective rights to a trial by jury.

6.08 Validity. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.09 Executive Withholdings and Deductions. All payments to Executive hereunder shall be subject to such withholding and other Executive deductions as may be required by law.

6.10 Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.11 Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.

6.13 Survival. The provisions of Section 4.02, Article V and Article VI shall survive the termination of this Agreement and Executive’s employment by Employer.

6.13 Legal Counsel. Executive represents that Employer has previously recommended that Executive engage counsel to assist him in reviewing this Agreement and all other matters relating to Executive’s employment relationship with Employer. Executive acknowledges that, prior to executing this Agreement, Executive has been given a reasonable opportunity to review the Agreement and to consult with counsel as to its content and is entering into this Agreement freely and voluntarily. Employer and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement as of the date first written above.

EMPLOYER:

VETINSURANCE LTD.

By:	/s/ Darryl Rawlings
Darryl Rawlings

EXECUTIVE:

/s/ Darryl Rawlings
Darryl Rawlings, individually